AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated October 15, 1997, and is by and between St. James Group, Inc., a Delaware corporation (the "Company") and the persons listed on the signature page hereto ("Shareholders").


                                                 R E C I T A L S


         WHEREAS, the Shareholders own all of the Common Stock of Aqcess Technologies,
Inc. a Delaware Corporation ("AT") (the "AT Shares");

         WHEREAS,  the Company is a reporting public company; and

         WHEREAS, the Company desires to acquire all of the AT Shares, and the Shareholders desire to exchange all of the AT Shares for shares of voting common stock of the Company, in a transaction that qualifies under Section 368(a)
(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

                                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE OF THE SHARES AND CONSIDERATION

         1.01. Shares Being Exchanged. Effective on execution of this Agreement, and subject to the terms and conditions of this Agreement the Shareholders hereby assign, transfer and delivers to the Company all of the AT Shares which they own.

         1.02. Consideration. Subject to the terms and conditions of this Agreement and in consideration of the assignment and delivery of AT Shares to the Company, the Company hereby issues an aggregate of 2,400,000 shares of voting common stock ("Company Common Stock") of the Company, $.001 par value per share (the "Company Shares"), as set forth on Schedule I hereto.

         1.03. Filings. The Company and Shareholders shall file the following documents:

                  1.03(a) A Current Report on Form 8-K with the U.S. Securitie and Exchange
         Commission as required by law.

                  1.04(b)  A  Certificate   of  Amendment  to  the  Articles  of
         Incorporation of the Company, changing the name of the Company to "Aqcess Technologies, Inc." or any name selected by Shareholders.

         II.      REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Shareholders and AT represent and warrant to the Company as follows, as of the date of this Agreement and as of the Closing:


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         2.01.  Organization.

                  2.01(a). AT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; AT has the corporate power and authority to carry on its business as presently conducted; and AT is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

         2.02.  Capitalization.

                  2.02(a). The authorized capital stock and the issued and outstanding shares of AT are all owned by Shareholders. All of the issued and outstanding shares of AT are duly authorized, validly issued, fully paid and nonassessable.

                  2.02(b). There are no outstanding options, warrants, or rights to purchase any securities of AT.

         2.03. Subsidiaries and Investments. AT has no investment in any other corporation, partnership or other form of business organization.

         2.04. Financial Statements. The financial statements of AT since inception, including the unaudited balance sheet as of September 30, 1996 and the related unaudited statements of operations, retained earnings, and cash flows for the years then ended (the "Financial Statements") present fairly the financial position and results of operations of AT, on a consistent basis.

The financial records of AT are of such a character and quality that an unqualified (except as to going concern) audit may be performed within 75 days of the Closing.

         2.05. No Undisclosed Liabilities. AT is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

         2.06. Absence of Material Changes. Since September 30, 1996, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of AT, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

         2.07. Litigation. There is no litigation, proceeding or investigation pending or threatened against AT affecting any of its properties or assets against any officer, director, or stockholder of AT that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of AT or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         2.08. Title To Assets. AT has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described the Financial Statements.

         2.09.  Real Estate.  AT holds no real estate asset.

         2.10. Contracts and Undertakings. Each AT contract, agreement, lease, license, arrangement, commitment and undertaking is valid, binding and in full force and effect. AT is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which AT is a party is in default thereunder nor does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

         2.11. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to the Company and are complete and correct and include all amendments, supplements or modifications thereto.

         2.12. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the charter documents of AT, or any agreement, contract or instrument to which AT is a party or by which it or any of its assets are bound.

         2.13. Ownership of Intellectual Property Rights. AT own or has valid right or license to use all patents, patent rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property rights (collectively referred to as "Intellectual Property Rights") which are necessary to operate its business as now operated and as now proposed to be operated. Except as disclosed in the financial statements, AT does not have any obligation to compensate any person, firm, corporation or other entity for the use of any such Intellectual Property Rights, nor has AT granted to any person, firm, corporation or other entity any license or other rights to use in any manner, or waived its rights with respect to any Intellectual Property Rights of AT.

         2.14. Disclosure. To the actual knowledge of AT, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of AT in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         2.15. Authority. AT has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of AT and no other corporate proceedings on the part of AT is necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Shareholders as follows, as of the date of this Agreement and as of the Closing:

         3.01. Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

         3.02. Capitalization of the Company. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.0001 per share, of which approximately 424,600 shares are outstanding, and no shares of preferred stock. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable.

         3.03. Subsidiaries and Investments. The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization,
except as disclosed in the Financial Statements.

         3.04. Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Common Stock in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the transactions contemplated hereby.

         3.05. No Undisclosed Liabilities. The Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due
or to become due.

         3.06. Litigation. There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         3.07. Title To Assets. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained
in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Com-pany's financial statements or on any Exhibits attached hereto.

         3.08. Contracts and Undertakings. Each of the Company's contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

         3.09. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have
been made available to Shareholder and are complete and correct and include all amendments, supplements or modifications thereto.

         3.10. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

         3.11. Disclosure. To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Shareholder and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.12. Financial Statements. The financial statements of the Company set forth present fairly the financial position and results of operations of the Company, on a consistent basis. As of the Closing, Company shall have no liabilities.

IV.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants of the Company and Shareholder contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

         5.01. Conditions to Obligation of Shareholders. The obligations of Shareholders under this Agreement shall be subject to each of the following conditions:

                  5.01(a) Representations and Warranties of Company to be True. The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  5.01(b) No Legal Proceedings. No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.01(c) Statutory Requirements. All statutory requirements for the valid consummation by Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all Governments and other persons required to be obtained in order to permit consummation by Company of the transactions contemplated by this Agreement, to continue unimpaired in all material respects immediately following the Closing shall have been obtained.

         5.02. Conditions to Obligations of Company. The obligation of Company under this
Agreement shall be subject to the following conditions:

                  5.02(a) Representations and Warranties of Shareholders to be True. The representations and warranties of Shareholder herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Shareholders shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

                  5.02(b) No Legal Proceedings. No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.02(c) Statutory Requirements. All statutory requirements for the valid consummation by Shareholders of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all Governmental agencies and authorities required to be obtained in order to permit consummation by Shareholders of the transactions contemplated by this Agreement shall have been obtained.

VI.      TERMINATION OF OBLIGATIONS AND WAIVERS OF CONDITIONS;
         PAYMENT OF EXPENSES

         6.01. Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement, may be terminated by mutual consent of Shareholder and Company and in no
other matter.

         6.02. Payment of Expenses; Waiver of Conditions. In the event that this Agreement shall be terminated pursuant to Section 6.01 all obligations of the parties under this Agreement shall terminate and there shall be no liability of any party to the other. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of counsel. If any of the conditions specified in Section 5.01 hereof has not been satisfied, Shareholders may nevertheless at the election of Shareholders proceed with the transactions contemplated hereby and if any of the conditions specified in Section 5.02 hereof has not been satisfied, Company may nevertheless at its election proceed with the transactions contemplated hereby. In the event that the Closing shall be consummated, each party hereto will pay all of its costs and expenses in connection therewith.

VII.     CERTAIN AGREEMENTS

         7.01. Reporting Requirements. The Company shall file all reports required by the Securities Exchange Act of 1934 and shall maintain its books and records in accordance with Sections 12 and 13 thereof. The parties agree that the failure of the Company to make such filings or to so maintain its books and records shall constitute a material breach of this Agreement.

VIII.    MISCELLANEOUS

         8.01. Finder's Fees, Investment Banking Fees. Neither Shareholder nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

         8.02. Tax Treatment. The transaction contemplated hereby is intended to qualify as a so-called "tax-free" reorganization under the provisions of Section 368 of the Internal Revenue Code. Company and Shareholder acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

         8.03. Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         8.04. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

         8.05. Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         8.06. Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

         8.07. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require

         8.08. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same
instrument.

         8.09. Governing Law. This Agreement shall be governed by the laws of the State of
Delaware applicable to contracts to be performed in the State of Delaware.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

AQCESS TECHNOLOGIES, INC.



By:
Name:     Jon-Erik Prichard
Title:    President


SHAREHOLDERS




          John-Eric Prichard




          Lenny Vainberg




          Korhan Tekin



          John Groff



          Ian Myles

ST JAMES GROUP, INC.

By:
Name      Jehu Hand
Title:    President

                                                   SCHEDULE I



                                 NUMBER OF SHARES                  NUMBER OF
                                  OF SHAREHOLDER                   SHARES OF
                                   COMMON STOCK                     COMPANY
      NAMES OF                       OWNED AND                   COMMON STOCK
    SHAREHOLDERS                  TO BE DELIVERED                TO BE RECEIVED

John-Erik Prichard                       562.5                           900,000

Lenny Vainberg                           562.5                           900,000

Korhan Tekin                               125                           200,000

John Groff                                 125                           200,000

Ian Myles                                  125                           200,000


     Totals                              1,500                         2,400,000

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